NEWS RELEASE                                      Contact:Michael Cunningham
FOR IMMEDIATE RELEASE                             Chairman, CEO
                                                  201-217-1990 Ext. 215

                                                  Vince Daniels / John Nesbett
                                                  Lippert/Heilshorn & Associates
                                                  212-838-3777

     Cunningham Graphics International Acquires San Francisco Printer

     JERSEY CITY, NJ - September 10, 1999 - Cunningham Graphics International, Inc. (NASDAQ NM: CGII) announced today that it has completed the acquisition of Colorfast Printing, Inc., a premier commercial sheetfed printer serving the San Francisco market.

     Colorfast Printing is a high quality sheetfed printer which provides prepress, six color sheetfed printing and bindery to major commercial customers. Eddie Ngai, the founder of Colorfast Printing, will continue to be responsible for the overall operations of Colorfast Printing.

     In conjunction with the closing of the transaction, the Company appointed Fred Sojka to the position of Director of Sales and Marketing in the San Francisco area. Mr. Sojka has over 15 years experience in the publication departments of major investment banks.

     Michael Cunningham, Chairman and Chief Executive Officer of Cunningham Graphics International, commented, "The acquisition of Colorfast Printing will allow us to offer significant value to our global clients who need print distribution in the San Francisco area. Colorfast Printing will become an integral part of the World Research Link(TM)."

     Mr. Cunningham continued, "I am equally pleased with the addition of Fred Sojka to head up sales and marketing in San Francisco. Fred's vast experience and managerial expertise will assist us in expanding our west coast operations."

     Management expects the acquisition of Colorfast Printing to be accretive to Cunningham Graphics International's 1999 earnings. Terms of the transaction were not disclosed.

     Eddie Ngai, President of Colorfast Printing, commented, "We are pleased to join such an outstanding organization and will benefit from being part of a large and well-run, growth oriented company that has unique distribution and print capabilities and extensive document management services. Their considerable financial and managerial resources will allow us to expand services to our customers and we look forward to our future with Cunningham Graphics."

     Colorfast Printing is the Company's ninth acquisition completed this year.

     Cunningham Graphics International is a leading provider of graphic communication services and provides document management services and outsourcing solutions to a blue chip client base. The Company currently operates in select international markets through its facilities in the United States, the United Kingdom, Hong Kong, Singapore and Canada. Graphic communication services provided by the company include, digital communications, document management, offset and digital printing, data output, bindery, fulfillment and mailing services.

     This press release may contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, continued demand for its services, the availability of raw materials, the impact of competitive services and pricing, risks in technology development, changing economic conditions and other risk factors detailed in the Company's filings with the Securities and Exchange Commission.

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